Industry Canada Industrie Canada

Certificate of Incorporation

Canada Business Corporations Act

Certificat de constitution

Loi canadienne sur les sociétés par actions

WATERBANK OF AMERICA INC.

Name of corporation-Dénomination de la société

407218-9

Corporation number-Numéro de la société

I hereby certify that the above-named corporation, the articles of incorporation of which are attached, was incorporated under the *Canada Business Corporations Act.*

Je certifie que la société susmentionnée, dont les statuts constitutifs sont joints, a été constituée en société en vertu de la *Loi canadienne sur les sociétés par actions.*

Director - Directeur

May 31, 2002 / le 31 mai 2002

Date of Incorporation - Date de constitution

Canada

TRUE COPY
JUNE 29, 2006
FELDMAN ROLLAND
General Partnership
Lawyers

Industry Canada | Industrie Canada

Canada Business Corporations Act | Loi canadienne sur les sociétés par actions

FORM 1
ARTICLES OF INCORPORATION
(SECTION 6)

FORMULE 1
STATUTS CONSTITUTIFS
(ARTICLE 6)

1 – Name of the Corporation | Dénomination sociale de la société

WATERBANK OF AMERICA INC.

2 – The province or territory in Canada where the registered office is situated | La province ou le territoire au Canada où est situé le siège social

PROVINCE OF QUEBEC

3 – The classes and any maximum number of shares that the corporation is authorized to issue | Catégories et tout nombre maximal d'actions que la société est autorisée à émettre

PLEASE REFER TO ANNEX "A" ATTACHED HEREWITH

4 – Restrictions, if any, on share transfers | Restrictions sur le transfert des actions, s'il y a lieu

PLEASE REFER TO ANNEX "B" ATTACHED HEREWITH

5 – Number (or minimum and maximum number) of directors | Nombre (ou nombre minimal et maximal) d'administrateurs

Min. 1 - Max. 15

6 – Restrictions, if any, on business the corporation may carry on | Limites imposées à l'activité commerciale de la société, s'il y a lieu

N/A

7 – Other provisions, if any | Autres dispositions, s'il y a lieu

PLEASE REFER TO ANNEX "C" ATTACHED HEREWITH

8 – Incorporators – Fondateurs

Name(s) – Nom(s)	Address (including postal code) Adresse (inclure le code postal)	Signature
CHARLES-ANDRÉ SAUVÉ	5 PLACE VILLE MARIE, SUITE 1537, MONTREAL, QUEBEC H3B 2G2	[signature]

FOR DEPARTMENTAL USE ONLY – À L'USAGE DU MINISTÈRE SEULEMENT
Corporation No. – N° de la société: 407218-9

Filed - Déposée: 03.06.2002

Canada

IC 3419 (2001/11)
D/M MULTIMEDIA

"WATERBANK OF AMERICA INC."

CANADA BUSINESS CORPORATIONS ACT

ARTICLES OF INCORPORATION

ANNEX "A"

THE CLASSES OF SHARES THAT THE CORPORATION
IS AUTHORIZED TO ISSUE

GENERAL PROVISIONS

The Corporation is authorized to issue an unlimited number of Class A shares, Class B shares, Class C shares, Class D shares, Class E shares, Class F shares and Class G special category retractable shares without nominal or par value.

The rights, privileges, restrictions and conditions attaching to the said Class A, Class B, Class C, Class D, Class E, Class F and Class G shares are as follows:

STANDARD CLASS A & B SERIES

VOTING

The holders of the Class A shares shall be entitled to one (1) vote for each share held by them at all meetings of shareholders, except meetings at which only holders of a specified class of shares, other than the Class A shares, are entitled to vote. Holders of Class A shares shall be entitled to receive a call-in-notice of all special and annual meetings of shareholders of the Corporation.

The holders of the Class B shares shall be entitled to ten (10) votes for each share held by them at all meetings of shareholders, except meetings at which only holders of a specified class of shares, other than the Class B shares, are entitled to vote. Holders of Class B shares shall be entitled to receive a call-in-notice of all special and annual meetings of shareholders of the Corporation.

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DISTRIBUTION OF ASSETS ON WINDING UP

The Class A shares and the Class B shares shall rank "pari passu" in every respect and the holders of such Class A and B shares shall, subject to the rights of the holders of Class C shares, Class D shares, Class E shares, Class F shares, be entitled to receive the remaining property of the Corporation upon dissolution. Any shareholder rights of participation in the profits or in the distribution of the Property of the Corporation contained in these Articles shall be subordinate to any special rights or privileges conferred to the Class G special series of retractable shares.

CLASS C, D, E, F & G PREFERRED SERIES

DIVIDEND RIGHTS

The Class C shares, Class D shares and Class E shares shall carry the right, at the discretion of the directors, to a fixed monthly non-cumulative preferential dividend in an amount equal to 1% of the amount of the consideration for which such shares have been issued; or in the case of consideration other than money received by the Corporation (example: such as property, expertise, goodwill or past services), in an amount equal to 1% of the fair equivalent of money (being the consideration received by the Corporation) that the Corporation would have received if the shares had been issued for money.

The Class F shares shall carry the right, at the discretion of the directors, to a fixed annual non-cumulative preferential dividend in an amount equal to 10% of the amount of the consideration for which such shares have been issued.

DISTRIBUTION OF ASSETS ON WINDING UP OR LIQUIDATION

Each Class C share, Class D share, Class E share and Class F share shall carry the right, in the event of the liquidation or winding up of the Corporation, to repayment of the consideration for which such share has been issued and in the event that such share has been issued in consideration of property or past services, the repayment shall be the fair equivalent of the money that the Corporation would have received if the share had been issued for money. However, any such distribution shall be subject to the rights and privileges attaching to the Class G special series of retractable shares.

In the event that only part of the amount of the consideration received by the Corporation for any share issued by the Corporation is added to the issued and paid up preferred series share capital account for the class or series of shares of which such share forms part, such share shall be deemed to have been issued for the full amount of the consideration received for all purposes or at its stated authorized share capital value in the case of Class A series shares, other than issued and paid up share capital, including for purposes of taxable or non-taxable events such as dividends, redemption, purchase, cancellation, liquidation and dissolution.

PARTICIPATION

The Class C shares, Class D shares, Class E shares and Class F shares shall not carry the right to any further participation in the profits or assets of the Corporation.

VOTING

The holders of the Class C shares and Class E shares shall be entitled to one (1) vote for each share held by them at all meetings of shareholders except meetings at which only holders of a specified class of shares (other than the Class C shares and Class E shares) are entitled to vote and they shall be entitled to a call-in-notice of all annual and special meetings of the shareholders of the Corporation.

Except as otherwise specifically provided in the Canada Business Corporations Act, the Class D shares and the Class F shares shall not carry the right to vote nor shall the holders thereof be entitled to a call-in-notice or to attend shareholders' meetings.

PURCHASE FOR CANCELLATION

Each Class C and Class D share shall be redeemable at the option of the Corporation, at a price equal to the consideration for which such share has been issued and in the event that such share has been issued in consideration of property or past services, such share shall be redeemable at a price equal to the fair equivalent of the money that the Corporation would have received if the share had been issued for money. The Corporation may redeem all or any part of the Class C or Class D shares, at any time, at the option of the directors of the Corporation upon notice of seven (7) days, without requirement of the consent of the holders thereof, and if less than the whole amount of the outstanding Class C or Class D shares shall be so redeemed, the shares to be redeemed shall be selected pro rata, or by lot, in such manner as the directors may determine by resolution.

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RETRACTION OF CLASS E AND F SHARES

Each Class E and Class F share shall be retractable at the option of the holder of such share at a price equal to the consideration for which such share has been issued and in the event that such share has been issued in consideration of property or past services, such shares shall be retractable at a price equal to the fair equivalent of the money that the Corporation would have received if the share had been issued for money.

CLASS G SPECIAL SERIES OF RETRACTABLE SHARES

DIVIDEND RIGHTS

The holders of Class G shares shall, in each fiscal year of the Corporation, in the discretion of the Directors, but always in preference and priority to any payment of dividends on the shares of any other class of the Corporation's capital stock, be entitled, out of any or all profits or surplus available for dividends, to receive non-cumulative dividends at an annual rate of between one percent (1%) and seven percent (7%) (both such rates included) as the Directors shall, in their absolute discretion, from time to time determine, calculated on the amount paid-up on each of the outstanding Class G share. If, within forty-five (45) days following the end of any fiscal year, the Board of Directors, in its discretion, shall not have declared any preferential, non-cumulative dividend on the Class G shares for such fiscal year, then the rights of the holders of Class G shares to any dividend for such fiscal year shall be forever extinguished, unless determined otherwise at a later date and subject to any retroactive provisions provided for by the Board of Directors.

If, in any fiscal year of the Corporation, after declaring and providing for payment of the full dividend on the Class G shares, there shall remain any profits or surplus available for dividends, such profits or surplus or any part thereof may, in the discretion of the directors, be applied to dividends on the outstanding shares of the other classes of the Corporation's capital stock in accordance with the rights to dividends attaching to such shares as set out elsewhere in the Corporation's Articles. Provided that, however, no dividends shall be declared or paid with respect to any shares of the Corporation's capital stock other than on the Class G shares if, as a consequence of the declaration or payment of any such dividends or if at the time of such declaration or payment, the Corporation is not or would no longer be able to redeem all of its then issued and outstanding Class G shares at the full Class G share Redemption Amount (as that phrase is hereinafter defined).

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The holders of the Class G shares shall not be entitled to any dividend other than or in excess of the non-cumulative dividends at the rates hereinabove provided for.

DISTRIBUTION OF ASSETS ON WINDING-UP

In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of assets or property of the Corporation among the shareholders for the purpose of winding-up its affairs, the holders of the Class G shares shall be entitled in priority to the holders of shares of every other Class to receive from the assets and property of the Corporation, a sum equivalent to the Redemption Amount of each of the Class G shares held by them respectively before any amount shall be paid or any property or assets of the Corporation distributed to the holders of any shares of any other class ranking junior or subordinate to the Class G shares. After payment to the holders of the Class G shares of the amount so payable to them as above provided, they shall not be entitled to share in any further distribution of the assets or property of the Corporation. After the foregoing distribution, any remaining assets of the Corporation shall be distributed among the holders of shares of other Classes of the Corporation's capital stock in accordance with the rights thereto attaching to such shares as set out elsewhere in the Corporation's Articles.

PURCHASE FOR CANCELLATION

Subject to the provisions of the Canada Business Corporations Act, the Corporation may at any time or from time to time offer to purchase for cancellation all or part of the outstanding Class G shares at the lowest price at which, in the opinion of the directors, such shares are obtainable, but not exceeding the Redemption Amount of such shares nor for an amount that is less than the amount that represents the rateable portion of the Corporation's net realizable value. Except where all of the holders of the Class G shares consent to the purchase, the Corporation may purchase such shares only pursuant to tenders addressed to all of the holders of Class G shares. Where, in response to the invitation for tenders, two or more shareholders submit tenders and the tenders are accepted by the Corporation as to part only of the shares offered, the Corporation shall accept part of the shares offered in each tender in proportion as nearly as may be to the total number of shares offered in each such tender (disregarding fractions)

REDEMPTION OF CLASS G SHARES

Subject to the provisions of the Canada Business Corporations Act, the Corporation may, upon receiving consent in writing of the holders of all the issued and outstanding Class G shares, or upon giving notice as hereinafter provided, redeem at any time the whole or from time to time any part of the outstanding Class G shares, on payment, for each share to be redeemed, of the Redemption Amount therefore.

In the case of a redemption of Class G shares under the provisions hereof, where the consent in writing of the holders of all the issued and outstanding Class G shares has not been outlined, the Corporation shall at least five (5) days before the date specified for redemption, mail to each person who at the date of mailing is a registered holder of such class of shares to be redeemed, a notice in writing of the intention of the Corporation to redeem their Class G shares. Such notice shall be mailed in a prepaid letter addressed to each such holder at his address as it appears in the books of the Corporation or in the event of the address of any such shareholder not so appearing then to the last known address of such shareholder; provided, however, that accidental failure to give any such notice to one (1) or more of such shareholders shall not affect the validity of such redemption. Such notice shall set out the Redemption Amount and the date on which redemption is to take place and if part only of the shares held by the person to whom it is addressed are to be redeemed the number thereof so to be redeemed. On or after the date so specified for redemption, the Corporation shall pay or cause to be paid to or to the order of the registered holders of the class of shares to be redeemed the Redemption Amount thereof on presentation and surrender at the head office of the Corporation, or at any other place designated in such notice, the certificates representing the shares called for redemption. If a part only of the shares represented by any certificate are to be redeemed, then a new certificate for the balance shall be issued at the expense of the Corporation. From and after the date specified in any such notice, the shares called for redemption shall cease to be entitled to dividends and the holders thereof shall not be entitled to exercise any of the rights of shareholders in respect thereof unless payment of the Redemption Amount shall not have been made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of such holders shall remain unaffected.

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The Corporation shall have the right at any time after the mailing of notice of its intention to redeem any Class G shares, to deposit the Redemption Amount of the shares so called for redemption, or of such of the said shares represented by certificates as have not at the date of such deposit been surrendered by the holders thereof in accordance with such redemption, to a special account in any chartered bank or any trust company in Canada named in such notice, to be paid without interest to or to the order of the respective holders of such shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing the same and upon such deposit being made or upon the date specified for redemption in such notice, whichever is later, the shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or such redemption date, as the case may be, shall be limited to receiving without interest their proportionate part of the total Redemption Amount so deposited against presentation and surrender of the said certificates held by them respectively.

RETRACTION OF CLASS G SHARES

A holder of Class G shares shall, at his sole option, be entitled to require the Corporation to redeem at any time or times, all or any of the Class G shares registered in the name of such holder on the books of the Corporation by tendering to the Corporation at its head office a share certificate representing the Class G shares which the registered holder desires to have the Corporation together with a request in writing specifying (i) that the registered holder desires to have the Class G shares represented by such certificate redeemed by the Corporation and (ii) the business day (in this clause referred to as the "redemption date") on which the holder desires to have the Corporation redeem such Class G shares. Requests in writing shall specify a redemption date which shall be not less than five (5) days after the day on which the request in writing is given to the Corporation. Upon receipt of a share certificate representing the Class G shares which the registered holder desires to have the Corporation redeem together with such a request the Corporation shall on the specified redemption date redeem such Class G shares by paying to such registered holder the Redemption Amount for each such share. Such payment shall be made by cheque payable at par at any branch of the Corporation's bankers for the time being in Canada.

The said Class G shares shall be redeemed on the redemption date and from and after the redemption date such shares shall cease to be entitled to exercise any of the rights of holders of Class G shares in respect thereof unless payment of the Redemption Amount is not made on the redemption date, in which event the rights of the holders of the said shares shall remain unaffected.

If any Class G shares are not redeemed on the redemption date in the foregoing manner as requested by the holder, the Corporation shall pay to the holder for each Class G share specified in the request, in addition to the Redemption Amount, interest on the Redemption Amount for such shares, computed annually, at the prime rate from time to time charged by the Corporation's main banker.

LIMITATION ON RIGHT TO REDEEM AND TO PURCHASE FOR CANCELLATION

Notwithstanding anything in the Articles of the Corporation to the contrary, no redemption or purchase for cancellation shall be effected of the shares of any class of the Corporation's capital stock if, as a consequence of any such redemption or purchase for cancellation, the Corporation would no longer be able to redeem all of its then issued and outstanding Class G shares at the full Class G share Redemption Amount.

VOTING

Subject to the provisions of the Canada Business Corporations Act, the holders of the Class G shares shall not be entitled to receive notice of and to attend meetings of shareholders and shall not be entitled to vote thereat.

RANKING OF SHARES

The shares of all other classes of the Corporation's capital stock junior to the Class G shares and shares of such other classes, shall be subject in all respects to the preferences, rights, conditions, restrictions, limitations and prohibitions attaching to the class of shares to which they belong as set out elsewhere in the Corporation's Articles.

INTERPRETATION

(i) For the purposes hereof, the amount paid-up on or with respect to any Class G shares that were paid for in property or shares of a body corporate shall be the total amount of the consideration received (Fair Market Value) by the Corporation notwithstanding that only a part thereof has been added to the account of paid-up capital maintained for the Class G shares, in accordance with the provisions of the Canada Business Corporations Act.

(ii) The "Redemption Amount" of any shares that are subject to the provisions of these Articles of Incorporation shall mean the amount of the consideration received (Fair Market Value) therefor together with all declared and unpaid dividends.

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The Class C shares, the Class D shares, the Class E shares, Class F shares and Class G shall rank "pari passu" in every other respect.

Subject to the provisions of the Canada Business Corporations Act, the provisions of this Annex "A" shall not be further amended or repealed, nor shall any other class or classes of shares be created other than by Special Resolution approved by the holders of each class of shares (whether voting or non-voting), and wherein each holder shall be entitled to receive a call-in-notice of a meeting of the shareholders of their respective class of shares and carry one vote for each share held by them, in order to adopt or defeat a proposed Special Resolution. The holders of each class of shares shall adopt their respective Special Resolution separately as one class.

Charles-André Sauvé, Incorporator

RECAPITULATION OF SHARE CHARACTERISTICS

CLASS A	-	voting, participating;
CLASS B	-	voting at 10 votes per share, participating;
CLASS C	-	voting, non-participating, dividends, redeemable;
CLASS D	-	non-voting, non-participating, dividends, retractable;
CLASS E	-	voting, non-participating, dividends, retractable;
CLASS F	-	non-voting, non-participating, special 10% dividends, retractable;
CLASS G	-	non-voting, limited participation, 1% - 7% dividends, redeemable, retractable, superior rank.

PREPARED BY:

Corporate Legal Counsel

FELDMAN ROLLAND S.E.N.C.
5 Place Ville Marie
Suite 1537
Montreal, Quebec
H3B 2G2

Telephone: (514) 866-8666
Telecopier: (514) 866-2960

ARTICLES OF INCORPORATION

ANNEX "B"

RESTRICTIONS ON SHARE TRANSFERS

1. Unless otherwise provided or allowed under the terms of an agreement of shareholders, no shareholder shall be entitled to sell, transfer or otherwise dispose of any fully paid up share or shares in the capital stock of the Corporation, or any securities thereof, without either:

   (a) the previous express sanction of the holders of a majority of the Class A shares, Class B shares, Class C shares, Class D shares, Class E shares, Class F shares and Class G shares in the capital stock of the Corporation, outstanding, expressed by a resolution passed at a meeting of the Class A, Class B, Class C, Class D, Class E, Class F and Class G shareholders of the Corporation or by an instrument or instruments in writing, signed by the holders of a majority of the Class A, Class B, Class C, Class D, Class E, Class F and Class G shares issued from the capital stock treasury of the Corporation, for the time being outstanding; or

   (b) the previous express sanction of the directors of the Corporation at a meeting of the Board of Directors signed by a majority of the directors in office, which shall prevail in lieu of any express sanction, resolutions or writing required in the preceding paragraph.

Charles-André Sauvé, Incorporator

ARTICLES OF INCORPORATION

ANNEX "C"

OTHER PROVISIONS

1. The number of shareholders of the Corporations is limited to fifty (50), not including persons who are in the employment of the Corporation and persons, who, having been formerly in the employment of the Corporation were, while in that employment and have continued after the termination of that employment to be shareholders of the Corporation (two or more persons holding one or more shares jointly being counted as a single shareholder).

2. Any invitation to the public to subscribe for any shares, debentures or any other securities of the Corporation is prohibited.

3. The directors of the Corporation may, without authorization of the shareholders:

   (a) borrow money upon the credit of the Corporation

   (b) issue, reissue, sell or pledge debt obligations of the Corporation; and

   (c) mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, whether moveable or immoveable and whether such property is owned or subsequently acquired, the whole in order to secure any debt, obligation or undertaking of the Corporation.

   Nothing herein limits or restricts the borrowing of money by the Corporation on bills of exchange or promissory notes made, drawn, accepted or endorsed by or on behalf of the Corporation.

4. Subject to the provisions of the Canada Business Corporations Act, the Corporation may purchase or otherwise acquire any shares issued by it, or any other corporation, joint venture, limited partnership, capital stock corporation or legal entity whether incorporated in Canada, the U.S.A. or abroad.

5. The Corporation shall have a lien on the shares registered in the name of a shareholder or his legal representative for any indebtedness owed by him to the Corporation and such lien shall be enforceable in accordance with the by-laws of the Corporation or otherwise.

6. Subject to Annex "A" of the Articles of Incorporation and the Canada Business Corporations Act, the holder of a fractional share which in itself is part of a voting class of shares shall be entitled to receive a call-in-notice of all annual and special meetings of shareholders of the Corporation.

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7. If any share certificate becomes worn out or defaced the directors may, upon surrender thereof for cancellation with all un-matured coupons annexed, issue or cause to be issued on such conditions as the directors may from time to time determine, a new one in its stead and if any share certificate is lost or destroyed, the directors may issue or cause to be issued another in lieu thereof upon the loss or destruction being established to the directors' satisfaction and upon such indemnity being given to the Corporation as the Board of Directors shall think adequate and upon payment of all expenses attending the investigation of the loss or destruction and of the indemnity; and in every case hereunder, such reasonable fees, shall be paid to the Corporation by the person availing himself of these conditions.

Charles-André Sauvé, Incorporator